EXHIBIT 99.1 MEMBER NEWS DATED October 3, 2007

Member News: October 3, 2007

Contact: Connie Waks

206.340.2305 cwaks@fhlbsea.com

Re: member Activity Stock Purchase Requirements

Dear Seattle Bank Members,

During the third quarter of 2007, your Seattle Bank cooperative experienced unprecedented growth in its advance portfolio. As of September 30, 2007, advances outstanding increased by approximately 46 percent, or $13 billion, as compared to June 30, 2007.

Our cooperative responded to our members' advance needs during this period of market volatility by leveraging new capital investments made by our members to support their increased borrowings, and by relying on our portfolio of short-term, highly liquid investments.

The Seattle Bank maintains sufficient liquidity to meet anticipated advance demand by its members. Based on recent advance activity, the Seattle Bank's management team and Board of Directors have reassessed the member activity stock purchase requirement. They have determined that, should increased demand arise, members should provide sufficient capital to f und any prospective balance sheet growth associated with their advance activity.

On Thursday, September 27, 2007, the Seattle Bank's Board of Directors determined that if the bank's five-day rolling average liquidity (cash, interest-bearing deposits, and fed funds sold) drops below $4 billion, the member advance stock purchase requirement will increase from 4.0 percent to 4.5 percent. Members will be given prior notice of the change, which will only apply prospectively to new or renewing advances. By making this change contingent on a reduction in the bank's liquidity, the Seattle Bank will be able to actively manage its capital and implement the change, as needed, in response to increased advance demand.

Longer term, the Seattle Bank is considering ways to more closely link our capital requirements with our members' use of our cooperative. As part of that process and subject to regulatory approval, the bank intends to reduce its reliance on excess capital contributed by our members. One element of that approach will be the re-introduction of a modest excess stock repurchase program. Although the exact timing of any repurchases has not been determined, the Seattle Bank is targeting 2008 to resume repurchases to some extent.

Our cooperative's ability to respond to our members' liquidity and other funding needs during this recent period of market volatility underscores the strength of the Federal Home Loan Bank System and the value of your Seattle Bank membership.

We welcome the opportunity to meet your continued funding needs, and we appreciate your ongoing support of the Seattle Bank cooperative.

Sincerely,

Mike C. Daly Richard M. Riccobono
Chairman of the Board President and CEO

This Member News contains forward-looking statements that are subject to risk and uncertainty. These forward-looking statements may contains terms such as "will," "believe," "expect," "intend," "may," "could," "should," and "anticipate" and describe our expectations regarding future events and developments. Future events are difficult to predict, and actual events, actions, or results may differ from those we currently anticipate. Any forward-looking statements made in this Member News speak only as of the date hereof, and we do not undertake to update any such statements.